   As filed with the Securities and Exchange Commission on September 1, 1998


                                                 Registration No. 333-58451
________________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1
                                      TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                               CD WAREHOUSE, INC.
             (Exact name of registrant as specified in its charter)



           DELAWARE                                      73-1504999
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
  incorporation or organization)


                               1204 Sovereign Row
                         Oklahoma City, Oklahoma 73108
                                 (405) 949-2422
   (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)


    Jerry W. Grizzle, President                         COPIES TO:
         CD Warehouse, Inc.                       Jeanette C. Timmons, Esq.
         1204 Sovereign Row                 Day, Edward, Federman, Propester
   Oklahoma City, Oklahoma 73108                    & Christensen, P.C.
          (405) 949-2422                        210 Park Ave., Suite 2900
                                             Oklahoma City, Oklahoma 73102
                                                     (405) 239-2121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF           AMOUNT TO BE    PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE    AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED (1)       PRICE PER UNIT (2)           OFFERING PRICE (2)     REGISTRATION FEE (3)(4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value      1,720,300             $16.375                     $28,169,192.50          $8,310.12
 per share
---------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to the offering from time to time of an aggregate of (a) 1,701,550 shares of the Registrant's common stock, par value $0.01 per share ("Common Stock"), received by (i) certain purchasers of the Common Stock in private placements exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act"), pursuant to Regulation D and Regulation S under the Act, and (ii) a certain holder of Common Stock issued pursuant to the exercise of stock options granted to such holder in connection with a professional services agreement; and (b) 18,750 shares of Common Stock issuable in connection with such stock options (together with the 1,701,550 shares, the "Offered Shares"). This Registration Statement also includes such indeterminate number of shares issuable in respect of the Offered Shares in connection with stock splits, stock dividends and similar transactions.
(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Common Stock on June 25, 1998 on the Nasdaq SmallCap Market.
(3) The registration fee was calculated pursuant to Rule 457(c), as $295 per $1 million, pro rated for amounts less than $1 million.

(4)  Previously paid in original filing.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                    SUBJECT TO COMPLETION DATED SEPTEMBER 1, 1998

PROSPECTUS


                                1,720,300 Shares


                       [CD WAREHOUSE LOGO APPEARS HERE]


                               CD WAREHOUSE, INC.

                                  COMMON STOCK



     This Prospectus relates to 1,720,300 shares (the "Shares") of Common Stock of CD Warehouse, Inc. (together with its wholly owned subsidiary, Compact Discs Management, Inc., the "Company"), which may be offered from time to time by the selling stockholders named herein (the "Selling Stockholders"), or by their respective pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer. The Company will not receive any of the proceeds from the sale of the Shares being sold by the Selling Stockholders. All expenses incurred in connection with this offering are being borne by the Company, except that the Selling Stockholders are bearing their selling expenses and expenses of separate legal counsel.

     The Selling Stockholders may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Common Stock is traded on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") Small Cap Market under the symbol "CDWI." On August 24, the last reported sale price of the Common Stock, as reported on the Nasdaq Small Cap Market, was $14.25 per share. Each Selling Stockholder has advised the Company that no sale or distribution of the Shares other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. See "Plan of Distribution."

     PROSPECTIVE PURCHASERS OF THE COMMON STOCK SHOULD CONSIDER CAREFULLY THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS."

                     ____________________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,  NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     ____________________________________

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful.


                 The date of this Prospectus is ________, 1998

                             AVAILABLE INFORMATION



     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549; and at the Commission's regional offices at Room 3190, John C. Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604, and the 14th Floor, 75 Park Place, New York, New York 10007. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, NW, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "CDWI," and such reports, proxy and information statements and other information concerning the Company also can be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices referred to above.


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION STATEMENTS UNDER "SUMMARY," "RISK FACTORS" AND "THE COMPANY" REGARDING PLANNED ACQUISITIONS, THE COMPANY'S FINANCIAL POSITION, BUSINESS STRATEGY AND OTHER PLANS AND OBJECTIVES FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. THE COMPANY CAUTIONS PROSPECTIVE INVESTORS THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE EXPECTED BY THE COMPANY, DEPENDING ON THE OUTCOME OF CERTAIN FACTORS, INCLUDING, WITHOUT LIMITATION, FACTORS DISCUSSED UNDER "RISK FACTORS" SUCH AS TECHNOLOGICAL ADVANCES, DEPENDENCE ON FRANCHISE GROWTH, INCREASED COMPETITION, SEASONAL FLUCTUATIONS, INTEGRATION OF OPERATIONS AND CAPITAL REQUIREMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF, INCLUDING, WITHOUT LIMITATION, CHANGES IN THE COMPANY'S BUSINESS STRATEGY OR PLANNED CAPITAL EXPENDITURES, OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part of this Prospectus:

        1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

        2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998;

        3. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998;

        4. Current Reports on Form 8-K dated January 1, 1998, February 10, 1998, May 22, 1998, June 26, 1998 and August 21, 1998; and

        5. The description of the Common Stock contained in the Company's registration statement on Form 8-A, dated December 17, 1996 (File No. 000-21887) and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered hereby shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also, is or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Doyle E. Motley, Senior Vice President and Chief Financial Officer, CD Warehouse, Inc., 1204 Sovereign Row, Oklahoma City, Oklahoma 73108 (telephone (405) 949-2422).

                       THIS PAGE INTENTIONALLY LEFT BLANK

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements (including the notes thereto) included elsewhere in this Prospectus or incorporated by reference herein.

                                  THE COMPANY

     CD Warehouse, Inc. (together with its wholly owned subsidiary, Compact Discs Management, Inc., the "Company") is engaged in the franchising and ownership of music stores offering new and preowned compact discs ("CD's") and related products under the tradename of "CD Warehouse." Since its initial public offering in January 1997, the Company has engaged in a program of expansion to achieve strong market recognition in the retail music industry. This expansion has been accomplished primarily through the sale of new franchises and the conversion of existing independent retail music stores to Company-owned stores, as well as the acquisition by the Company of existing franchised stores. As of June 30, 1998, there were 156 CD Warehouse units operating in 30 states and 7 international units operating in England, France, Guatemala and Venezuela.

    On June 26, 1998, the Company completed the purchase from Grow Biz International, Inc. (NASDAQ: GBIZ) ("Grow Biz"), of the franchise rights for 134 Disc Go Round(R) retail music stores, and the assets of three Disc Go Round(R) stores owned and operated by Grow Biz, for an aggregate cash purchase price of $7 million. Consummation of the transaction added 137 stores to the Company's operations, for an aggregate of 300 stores in 40 states and five foreign countries.

     The Company was incorporated under the laws of the State of Delaware in 1996. The Company's principal office is located at 1204 Sovereign Row, Oklahoma City, Oklahoma 73108, and its telephone number is (405) 949-2422.

                                  THE OFFERING



Securities Offered...............  1,720,300 shares ("Shares") of Common Stock, including 18,750 Shares issuable pursuant to
                                   certain stock options. See "Selling
                                   Stockholders."

Common Stock Outstanding.........  3,550,550 shares.

Use of Proceeds..................  All Shares are being sold by and for the account of Selling Stockholders and the
                                   Company will not receive any proceeds from
                                   the sale of stock contemplated herein.

Nasdaq Small Cap Market Symbol...  CDWI

Selling Shareholders.............  Of the 1,720,300 Shares offered hereby,
                                   1,595,300 of the Shares are being offered by
                                   certain purchasers of the Company's Common
                                   Stock who acquired such securities in
                                   connection with a private placement effected
                                   by the Company in May 1998; 100,000 of the
                                   Shares are being offered by certain holders
                                   who acquired such securities in connection
                                   with the Company's acquisition of certain
                                   partnership interests owned by such holders;
                                   and 25,000 of the Shares are being offered by
                                   an entity who received options to purchase an
                                   aggregate 25,000 shares of Common Stock (of
                                   which 18,750 Shares are issuable upon the
                                   exercise of the stock options) in connection
                                   with a professional services agreement. The
                                   Selling Shareholders will receive all the
                                   proceeds from the sale of the Shares. See
                                   "Selling Shareholders."

                                 RISK FACTORS

        This offering involves a substantial degree of risk including, among others, the Company's limited operating history, dependence on franchisees, the highly competitive nature of the prerecorded music market and the inherent uncertainties in the evolution of the music reproduction media. See "Risk Factors."

                                  RISK FACTORS

  An investment in the Shares involves substantial risk. Prospective investors should carefully consider the following factors, in addition to the other information set forth in this Prospectus, or incorporated by reference herein.

  LIMITED OPERATING HISTORY. CD Warehouse stores have operated since late 1992; however, the Company is only recently formed. Although members of the Company's management have extensive experience in the franchise industry, their experience in the retail music industry is limited. The Company has limited operating history upon which investors may base their evaluation of the Company's performance. As a result of the Company's limited operating history, period-to-period comparisons of operating results may not be meaningful and results of operations from prior periods may not be indicative of future results.

  EXPANSION. The Company's growth will depend in part on its ability to open and operate new stores on a profitable basis. As of June 30, 1998, the Company had 163 stores in the CD Warehouse system, 22 of which are managed by its subsidiary, Compact Discs Management, Inc. ("CDM"), and 137 stores in the Disc Go Round(R) system, including three company-owned stores. Although the Company opened 37 net stores in 1997 and has opened 13 net stores through June 30, 1998 ("net stores" being the difference between the gross number of stores opened and the number of stores closed during the referenced period), exclusive of the Disc Go Round(R) acquisition, there can be no assurance that the Company will enjoy the same success for the remainder of 1998 and beyond. The opening and success of new stores will depend on various factors, including the customer acceptance of the Company's buy-sell-trade concept in new markets, the availability of suitable store sites, the negotiation of acceptable lease or purchase terms for new locations, the financial and other capabilities of the Company and its franchisees, the ability of the Company to manage the anticipated expansion and hire and train personnel and general economic and business conditions. Some of the foregoing factors are not within the control of the Company or its franchisees.

  The Company's expansion will also require the continued implementation and integration of enhanced operational and financial systems and additional management, operational and financial resources. Failure to implement and integrate these systems and add these resources could have a material adverse effect of the Company's results of operations and financial condition. The Company experienced growth in revenues and net income in 1997 and for the three months ended June 30, 1998. Additionally, on June 26, 1998 the Company completed the purchase from Grow Biz of the franchise rights for 134 Disc Go Round(R) retail music stores, as well as the assets of 3 Disc Go Round(R) stores owned and operated by Grow Biz, for an aggregate cash purchase price of $7 million. See "The Company--Recent Developments." There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth.

  DEPENDENCE ON FRANCHISEES. The Company relies upon its revenues from initial franchise fees, continuing royalty payments from its franchisees and wholesale CD sales throughout the current store system. If the Company's franchisees encounter business or operational difficulties, the Company's revenues from royalties will be adversely affected. Such difficulties may also negatively impact the Company's ability to sell new franchises. Consequently, the Company's financial prospects are significantly related to the success of its franchised stores, over which the Company has limited operational control. There can be no assurance that the Company will successfully be able to attract new franchises or that the Company's franchisees will be able to successfully operate existing or develop and operate additional CD Warehouse stores.

  GOVERNMENT REGULATION. The Company is subject to federal regulation and certain state laws, which govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on non-competition provisions and termination or non-renewal of a franchise. Some states require that certain franchise offering materials be registered before franchises can be offered or sold in that state. The failure to obtain or retain any requisite licenses or approvals to sell franchises could adversely affect the Company's results of operations. The future enactment, adoption or amendment of laws or regulations, such as establishing basic franchisee rights, could adversely affect the Company's results of operations.

  COMPETITION. The prerecorded music market is highly competitive. The Company competes with other chain retailers who specialize in prerecorded music, discounters and other mass merchandisers, direct mail programs such as record clubs, and local operators. In the Company's judgment, small operators may be well located, but usually have significant disadvantages in inventory selection and cost relative to chain retailers. Historically, the Company has competed with Disc Go Round(R), a franchisor of stores which sell preowned and new CD's, and one national music and video retail chain, The Wherehouse, which in recent years has begun selling preowned CD's. Although the Company believes that its recent acquisition of Disc Go Round(R) will enable it to compete favorably in the prerecorded music market, an increase in the number of competitors, particularly the large chains, selling preowned CD's in the Company's territories could have an adverse impact on the Company's results of operations and expansion plans. See "The Company-Recent Developments."

  TECHNOLOGICAL ADVANCEMENT. The advent of the CD as the prevailing form of prerecorded music is less than 20 years old. The CD has during this period surpassed vinyl records and subsequently audio cassette tapes as the dominant and preferred form of music reproduction. Subsequent technological advancements in music reproduction media may occur which may adversely effect the CD marketplace as it exists today. Further refinement in size and capacity of CD's is currently anticipated. The Company's strategy is to adapt the CD Warehouse concept to compete effectively as the industry changes. However, the evolution of music reproduction media could occur in such a manner, or at a pace, that would adversely affect the Company's results of operations and profitability.

  POSSIBLE ACQUISITIONS. In June 1998, the Company completed a $7 million acquisition of the Disc Go Round(R) chain of retail music stores, and the Company's growth strategy includes possible future acquisitions of CD music retailers specializing in preowned CD titles. Although the Company is actively engaged in the process of identifying possible acquisition candidates, the Company has no specific plans, agreements or understndings with respect to such acquisitions. No assurance can be given that the Company will be able to find attractive acquisition candidates, consummate additional acquisitions or that it will successfully integrate, convert or operate any acquired business. In the event that the Company makes acquisitions, there can be no assurance that any such acquisition and resulting conversion expenses, including loss of unit sales during the remodel period, will not have a material adverse effect upon the Company's operating results, particularly during the period in which such operations are being integrated into the Company. Furthermore, the Company's ability to make acquisitions may depend upon its ability to obtain financing. There can be no assurance that the Company will be able to obtain financing or, if available, that such financing will be on acceptable terms.

  DEPENDENCE ON KEY PERSONNEL. The Company's future success will be highly dependent on the continued efforts of Jerry W. Grizzle, President and Chief Executive Officer; Gary D. Johnson, Chief Operating Officer and Executive Vice President and Doyle E. Motley, Senior Vice President and Chief Financial Officer. Although the Company has employment agreements with all of its senior management, the loss of the services of one or more of such key personnel could have a material adverse effect upon the Company's results of operations. The Company's success is also dependent upon its ability to attract and retain skilled retail managers and employees who are also knowledgeable in music and the ability of its key personnel to manage the Company's growth and integrate its operations. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

  POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY. The Company expects to experience fluctuations in future quarterly operating results that may be caused by many factors, including variations in the number and timing of store openings, the quality of release titles available for sale, additional and existing competition, marketing programs, weather, special or unusual events and national, regional and local economic conditions that may affect retailers in general. Any concentration of new store openings and the related new store pre-opening costs near the end of a fiscal quarter could have an adverse effect on the financial results for that quarter and could, in certain circumstances, lead to fluctuations in quarterly financial results. The retail music business is somewhat seasonal, with revenues in September and October generally being lower compared to other months of the year. The Company anticipates that revenues from its franchise royalties and the CD Warehouse and Disc Go Round(R) stores it manages and owns an interest in, as well as the revenues from Company-owned stores, will track traditional consumer music-buying habits. Therefore, revenues from such sources are expected to decline during the fall months of the third fiscal quarter and to increase during the late fourth-quarter peak holiday season. As a result, the Company believes that period-to-period comparisons of its results of operations are not and will not necessarily be meaningful, and should not be relied upon, as an indication of future performance.

  ANTI-TAKEOVER PROVISIONS. Certain provisions of the Delaware General Corporation Law (the "DGCL") may delay, discourage or prevent a change in control of the Company. Such provisions may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of the holders of Common Stock. In addition, the Board of Directors has the authority without action by the Company's stockholders to fix the rights, privileges and preferences of and to issue shares of the Company's preferred stock, par value $.01 per share (the "Preferred Stock"), which may have the effect of delaying, deterring or preventing a change in control of the Company.

  In addition to the provision for the issuance of Preferred Stock, the Company's Certificate of Incorporation and Bylaws include several other provisions, which may have the effect of inhibiting a change of control of the Company. These include a classified Board of Directors, no stockholder action by written consent and advance notice requirements for stockholder proposals and director nominations. The provisions may discourage a party from making a tender offer for or otherwise attempting to obtain control of the Company.

  POSSIBLE VOLATILITY OF STOCK PRICE. The trading price of the Company's Common Stock is subject to fluctuations in response to quarterly variations in results of operations, announcements of technological innovations or new services or products by the Company or its competitors, changes in financial estimates by securities analysts and other events or factors. Recent history relating to the market prices of other newly public companies indicates that the market price of the Company's Common Stock may be highly volatile. At various times, the stock market has experienced volatility that has particularly affected the market prices for stock of particular industry groups, such as retail-oriented companies, often without regard to a particular company's operating results.

  LIMITED PUBLIC MARKET. The Company's Common Stock is traded on the Nasdaq Small Cap Market. "Small Cap" issues tend to be small businesses of regional interest with limited trading activity. Although the Company intends to make application to list the Common Stock on Nasdaq's National Market System as soon as it meets the listing qualifications, there can be no assurance that the Company's securities will qualify for listing on Nasdaq's National Market System or on an exchange.

  SHARES AVAILABLE FOR FUTURE SALE. Subject to the restrictions described in "Selling Shareholders" and applicable law, the Selling Shareholders are free to sell, without restrictions, at their election, all or part of the Shares of Common Stock owned by such persons. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale, may have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock or the perception that such sales might occur could adversely affect prevailing market prices for the Common Stock.

  ABSENCE OF DIVIDENDS. The Company has never declared or paid any dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

  POSSIBLE NEED FOR ADDITIONAL FUNDS. The Company anticipates that its existing capital resources will enable it to maintain its operations for the foreseeable future. However, the Company may require additional funds to sustain and expand its sales and marketing activities, particularly if a well-financed competitor emerges. Adequate funds for these and other purposes on terms acceptable to the Company, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing stockholders. The inability to obtain sufficient funds from operations or external sources would have a material adverse effect on the Company's business, results of operations and financial condition.

                                  THE COMPANY

   The Company is engaged in the franchising and ownership of music stores offering new and preowned CD's and related products under the tradename of "CD Warehouse." Since its initial public offering in January 1997, the Company has engaged in a program of expansion to achieve strong market recognition in the retail music industry. This expansion has been accomplished primarily through the sale of new franchises and the conversion of existing independent retail music stores to Company-owned stores, as well as the acquisition by the Company of existing franchised stores.

   In June 1998, the Company acquired the franchise rights for 134 Disc Go Round(R) retail music stores, and the assets of three Disc Go Round(R) stores owned and operated by Grow Biz, for an aggregate cash purchase price of $7 million. Consummation of the transaction added 137 stores to the Company's operations, for an aggregate of 300 stores in 40 states and five foreign countries. Financial statements of the Disc Go Round(R) assets acquired, as well as the Company's pro forma financial statements taking into account the acquisition, are set forth in the Company's Current Report on Form 8-K dated June 26, 1998, incorporated herein by reference. Additionally, a pro forma financial statement for the six months ended June 30, 1998 is included as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, and is incorporated herein by reference.

   CD Warehouse stores sell their products to the general public in the market area where the respective store is located. A typical CD Warehouse store, located in a high traffic strip shopping center, will occupy between 1,200 and 2,500 square feet and offer between 10,000 and 16,000 selections, with approximately 70% of the dollar sales volume being preowned selections and the balance being new releases from the major music categories. At each CD Warehouse store, a customer selects from a number of new and preowned CD's and may listen to preowned CD's before purchase. CD Warehouse sells CD's, takes customers' CD's in trade or buys customers' CD's for cash. Typically, each CD Warehouse store carries the majority of the Billboard Top 100 selections as "new" inventory, filling out its inventory selection with preowned CD's which are purchased for $1 to $4 and remarketed for $6 to $9.

   The Company's principal office is located at 1204 Sovereign Row, Oklahoma City, Oklahoma 73108, and its telephone number is (405) 949-2422.


                              PLAN OF DISTRIBUTION

   The Shares offered hereby are being sold by the Selling Stockholders acting as principals for their own accounts. Although the Company will receive amounts paid by one of the Selling Stockholders for Shares purchased by such Selling Stockholder upon exercise of stock options, the Company will receive none of the proceeds from the sale of the Shares to the public pursuant to this Prospectus.

   The Selling Stockholders may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders will pay brokerage commissions or discounts, if any, with respect to the sale of Shares in amounts customary for the type of transaction effected. The Selling Stockholders, and any other persons who participate in the sale of the Shares, may be deemed to be "underwriters" as defined in the Securities Act, and any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Sales may also be made by the Selling Stockholders pursuant to Rule 144 under the Securities Act or otherwise.

   Each Selling Stockholder has advised the Company that during such time as such Selling Stockholder may be engaged in the attempt to sell Shares registered hereunder, such person will: (i) not engage in any stabilization activity in connection with any of the Company's securities; (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person; and (iii) not bid for or purchase any of the Company's securities (or any rights to acquire the Company's securities), or attempt to induce any person to purchase any of the

Company's securities (or rights to acquire the Company's securities) other than as permitted under the Exchange Act.

   The Company and the Selling Stockholders have agreed to indemnify each other and certain other persons against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing agreements, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   The Company has agreed to maintain the effectiveness of this Registration Statement for 24 months from the date hereof. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.

                              SELLING STOCKHOLDERS

   Of the 1,720,300 Shares offered hereby, 1,595,300 of the Shares are being offered by certain purchasers of the Company's Common Stock who acquired such securities in connection with a private placement effected by the Company in May 1998 pursuant to Regulation D and Regulation S of the Securities Act, for a purchase price of $10.00 per share. Of the remaining 125,000 Shares being offered hereby, 100,000 Shares are being offered by certain holders who acquired such securities in January 1998 in connection with the Company's acquisition of certain partnership interests owned by such holders, and 25,000 of the Shares are being offered by Desmond Towey & Associates, who received options to purchase an aggregate 25,000 shares of Common Stock at an exercise price of $3.750 per share, as additional consideration for its services under a professional services agreement with the Company.

   The following table sets forth certain information with respect to the Selling Stockholders:



                                                                SHARES BENEFICIALLY OWNED
                                                                PRIOR TO OFFERING (1)(2)
                                                            -------------------------------
                                                                NUMBER         PERCENT         NUMBER OF SHARES
NAME AND ADDRESS OF SELLING STOCKHOLDER                        OF SHARES      OF CLASS (1)      OFFERED HEREBY
---------------------------------------                     ---------------  --------------   ------------------
Formula Growth Limited (3)                                     1,000,000         28.16%           1,000,000
1010 Sherbrook Street W., Suite 1409
Montreal, Quebec, Canada H3A 2R7

GBC Canadian Growth Fund                                         110,000          3.10%             110,000
1st Canadian Place, TSSC B1 Level
Toronto, Ontario, Canada M5K 1A1

Precept Capital Master Fund                                       75,000          2.11%              75,000
2305 Cedar Springs Road, Suite 415
Dallas, TX 75201

GHS Partners LDC                                                  50,000          1.40%              50,000
8235 Douglas Avenue, Suite 420
Dallas, TX 75225

GBC North American Growth Fund                                    40,000          1.13%              40,000
200 Bay Street RBC Plaza
North Tower, Suite 500
Toronto, Ontario, Canada MSJ 2JS

Natico Interest, LP                                               33,340          0.93%              33,340
1001 Frost Hollow Dr.
Desoto, TX 75115

Michael Corboy                                                    30,000          0.84%              30,000
8111 Preston Road, Suite 712
Dallas, TX 75225



                                                                SHARES BENEFICIALLY OWNED
                                                                PRIOR TO OFFERING (1)(2)
                                                            -------------------------------
                                                                NUMBER         PERCENT         NUMBER OF SHARES
NAME AND ADDRESS OF SELLING STOCKHOLDER                        OF SHARES      OF CLASS (1)      OFFERED HEREBY
---------------------------------------                     ---------------  --------------   ------------------
Random Walk Trading, Inc. (4)                                     30,000          0.84%              30,000
1010 Sherbrook Street, W. Suite 1409
Montreal, Quebec, Canada H3A 2R7

John Liddy                                                        26,000          0.73%              26,000
1010 Sherbrook Street, W. Suite 1409
Montreal, Quebec, Canada H3A 2R7

Air Canada                                                        25,000          0.70%              25,000
Commerce Court West Securities Level
Toronto, Ontario, Canada MSL 1G9

The Combined Master Retirement Trust                              25,000          0.70%              25,000
5430 LBJ Freeway, Suite 1700
Dallas, TX 75240

Terry Worrell                                                     25,000          0.70%              25,000
6909 Vassar
Dallas, TX 75205

Southwest Securities as IRA Custodian                             25,000          0.70%              25,000
FBO Gerald D. Rogers
1201 Elm Street, Suite 4300
Dallas, TX 75270

Jo Syd Inc.                                                       25,000          0.70%              25,000
1010 Sherbrook Street, W. Suite 1409
Montreal, Quebec, Canada H3A 2R7

Jaytor Investments (John Tory)                                    25,000          0.70%              25,000
1010 Sherbrook Street, W. Suite 1409
Montreal, Quebec, Canada H3A 2R7

Desmond Towey & Associates                                        25,000/(5)/     0.69%              25,000
515 Madison Avenue
Suite 1909
New York City, NY 10022-5403

Tomima L. Edmark                                                  20,000          0.56%              20,000
5335 S. Dentwood Drive
Dallas, TX 75220

Zack Miller                                                       18,070          0.50%              18,070
10520 Gooding Dr.
Dallas, TX 75229



                                                                SHARES BENEFICIALLY OWNED
                                                                PRIOR TO OFFERING (1)(2)
                                                            -------------------------------
                                                                NUMBER         PERCENT         NUMBER OF SHARES
NAME AND ADDRESS OF SELLING STOCKHOLDER                        OF SHARES      OF CLASS (1)      OFFERED HEREBY
---------------------------------------                     ---------------  --------------   ------------------
David J. Pulling                                                  12,390          0.34%              12,390
1801 N. Hampton #200
Desoto, TX 75115

Debra Pulling                                                     12,060          0.33%              12,060
1801 N. Hampton #200
Desoto, TX 75115

R. Howard Webster Foundation                                      10,000          0.28%              10,000
P.O. Box 9, Commerce Court Postal Station
Toronto, Ontario, Canada M5L 1G9

The Freedom Trust                                                 10,000          0.28%              10,000
Sterling House, City Hall Square
P.O. Box HM 1029
Hamilton, Bermuda HMEX

Ratous                                                            10,000          0.28%              10,000
1010 Sherbrook Street, W. Suite 818
Montreal, Quebec, Canada H3A 2R7

Rogers Telecommunications                                          9,000          0.25%               9,000
P.O. Box 6007
Montreal, Quebec, Canada H3C 3B6

Don Black                                                          7,950          0.22%               7,950
3917 Deepwood
Colleville, TX 76034

Amp Miller                                                         6,940          0.19%               6,940
10431 Crestover
Dallas, TX 75229

Dascon Investments Limited                                         6,300          0.18%               6,300
P.O. Box 9, Commerce Court Postal Station
Toronto, Ontario, Canada M5L 1G9

Amp Miller III                                                     5,050          0.14%               5,050
7224 Claybrook
Dallas, TX 75231

Taylor Assets Limited                                              5,000          0.14%               5,000
P.O. Box 9, Commerce Court Postal Station
Toronto, Ontario, Canada M5L 1G9

Kenneth W. Anderson                                                5,000          0.14%               5,000
P.O. Box 8189
Horseshoe Bay, TX 78657-9206



                                                                SHARES BENEFICIALLY OWNED
                                                                PRIOR TO OFFERING (1)(2)
                                                            -------------------------------
                                                                NUMBER         PERCENT         NUMBER OF SHARES
NAME AND ADDRESS OF SELLING STOCKHOLDER                        OF SHARES      OF CLASS (1)      OFFERED HEREBY
---------------------------------------                     ---------------  --------------   ------------------
Founders Equity, Inc.                                                5,000           0.14%            5,000
2602 McKinney Ave., Ste. 220
Dallas, TX 75204

John S. Lemark                                                       5,000           0.14%            5,000
5956 Sherry Lane, Suite 1900
Dallas, TX 75225

Royal Trust Corporation of Canada                                    4,000           0.11%            4,000
Royal Bank Plaza, South Tower, 2nd Floor, Service Level
200 Bay Street
Toronto, Ontario, Canada M5J 2J5

Mary Thrash                                                          2,770           0.06%            2,770
2764 Hollandale
Dallas, TX 75234

Marilyn Hackler                                                        930           0.02%              930
859 Twilight
Cedar Hill, TX 75104
                                                                 ---------                        ---------
      Total                                                      4,824,290                        4,824,290
                                                                 =========                        =========

(1) Except as set forth in footnote (2) below, beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) In addition, the Registration Statement also covers Shares that are issuable upon the exercise of stock options exercisable not earlier than dates which are more than 60 days from the effective date of the Registration Statement of which this Prospectus is a part. Accordingly, the number of Shares set forth in the table for a Selling Stockholder may exceed the number of Shares that such Selling Stockholder could own beneficially at any given time through such Selling Stockholder's ownership of the Common Stock and stock options held by him. In that regard, beneficial ownership of such Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.
(3) Pursuant to separate Schedule 13D's filed on June 2, 1998, Formula Growth Limited ("FGL") acquired 600,000 shares on behalf of Formula Unit Trust, a Canadian commingled pension fund, and 400,000 shares on behalf of Formula Growth Fund, a Canadian mutual fund.

(4) Pursuant to the Schedule 13D's referenced in footnote (3) above, Random Walk Trading, Inc., a Canadian corporation, is 100% owned by Randall W. Kelly, who is the president of FGL.

(5) Includes 18,750 shares of Common Stock issuable pursuant to stock options granted by the Company in connection with a professional services agreement. The options, which are for an exercise price of $3.750 per share, vest in quarterly increments commencing on the grant date, which was November 1, 1997.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company and the Selling Stockholders by Day, Edwards, Federman, Propester, & Christensen, P.C., Oklahoma City, Oklahoma.

                                    EXPERTS

     The consolidated financial statements of CD Warehouse, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.
Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements of net assets to be sold of Disc Go Round (a division of Grow Biz International, Inc.) as of December 28, 1996 and December 27, 1997 and the related statements of revenues and expenses and cash flows for the years then ended appearing in the Company's Current Report on Form 8-K dated June 26, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


====================================================            ====================================================

    No dealer, salesman or other person has been
    authorized to give any information or to make                                 1,720,300 SHARES
    any representation, other than those contained
    or incorporated by reference in this Prospectus
    and, if given or made, such information or
    representation must not be relied upon as
    having been authorized by the Company or the                           [LOGO OF CD WAREHOUSE APPEARS HERE]
    Selling Stockholders.  This Prospectus does not
    constitute an offer to sell or solicitation of
    an offer to buy any securities offered hereby
    in any jurisdiction to any person to whom it is
    unlawful to make such offer in such
    jurisdiction.  Neither the delivery of this
    Prospectus nor any sale made hereunder shall,                                CD WAREHOUSE, INC.
    under any circumstances, create any implication
    that the information herein is correct as of
    any time subsequent to the date hereof or that
    there has been no change in the affairs of the
    Company since such date.                                                        COMMON STOCK
                                                                                  ($.01 PAR VALUE)

          _____________________________                                     ___________________________

                                                                                     PROSPECTUS

                TABLE OF CONTENTS                                           ____________________________


                                               Page
                                              -----


Available Information.......................    2
Incorporation of Certain Documents
 by Reference...............................    3
Prospectus Summary..........................    5
Risk Factors................................    6
The Company.................................    9
Plan of Distribution........................    9
Selling Stockholders........................   10                               ______________, 1998
Legal Matters...............................   14
Experts.....................................   14

====================================================            ====================================================

                              CD WAREHOUSE, INC.
                      REGISTRATION STATEMENT ON FORM S-3

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth (with the exception of the fees of counsel, if any, to the Selling Stockholders) the various expenses in connection with the sale and distribution of the securities being registered. All expenses of registration of the Shares, other than the fees of counsel, if any, to the Selling Stockholders, will be borne by the Company. All of the amounts shown are estimates except the registration fee.


     Securities and Exchange Commission registration fee..       $ 8,450.21

     Legal fees and expenses..............................        20,000.00

     Accounting fees and expenses.........................        20,000.00

     Miscellaneous........................................         5,000.00
                                                                 ----------

                                                                 $53,450.21
                                                                 ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The General Corporation Law of the State of Delaware grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          The Delaware statute also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          The Delaware statute provides that to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually incurred by him in connection therewith.

          Articles Nine and Eleven of the Registrant's Certificate of Incorporation indemnify and exculpate the directors, officers, employees, and agents of the Registrant from and against certain liabilities. Article Nine provides that the Registrant shall indemnify to the full extent permitted under the General Corporation Law of the State of Delaware any director, officer, employee, or agent of the Registrant. Article Eleven provides that a director of the Registrant shall have no personal liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts or omissions specified in Section 174 of the General Corporation Law of the State of Delaware regarding the unlawful payment of dividends and the unlawful purchase or redemption of the Registrant's stock, and (d) for any transaction from which the director derived an improper personal benefit.

ITEM 16.  EXHIBITS.

          Exhibit Number     Name of Exhibit
          --------------     ---------------

           5.1* Opinion of Day, Edwards, Federman, Propester & Christensen, P.C. as to the legality of the securities being registered

          23.1*              Consent of Ernst & Young, LLP.

          23.2*              Consent of Arthur Andersen, LLP

          24.1* Consent of Day, Edwards, Federman, Propester & Christensen, P.C. (included in Exhibit 5.1)

-----------------
          * Filed electronically herewith


ITEM 17.  UNDERTAKINGS.

          1.  The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

              (i) include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

              (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

          2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereon duly authorized in the City of Oklahoma City, State of Oklahoma, on August 27, 1998.


                              CD WAREHOUSE, INC.
                              a Delaware corporation


                              By: /s/ Jerry W. Grizzle
                                  ------------------------------------------
                                  Jerry W. Grizzle, Chairman of the Board of
                                  Directors and President



          Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on August 27, 1998:




/s/ Jerry W. Grizzle                        /s/ Gary D. Johnson
___________________________________         ----------------------------------
Jerry W. Grizzle                            Gary D. Johnson
 Chairman of the Board of Directors          Director, Executive Vice President
 President                                   and Chief Operating Officer



/s/ Christopher M. Salyer                   /s/ Ronald V. Perry
___________________________________         ----------------------------------
Christopher M. Salyer                       Ronald V. Perry
 Director                                    Director


/s/ Robert O. McDonald                      /s/ Doyle E. Motley
___________________________________         ----------------------------------
Robert O. McDonald                          Doyle E. Motely
 Director                                    Senior Vice President and
                                             Chief Financial Officer